UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Bell MicroProducts Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   078137-10-6

                                 (CUSIP Number)

                                October 21, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 078137-10-6               SC 13G                Page 2 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See
            Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 3 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 4 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 5 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE
            AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 6 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE
            AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 7 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                Stock (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       _______________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE
            AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 8 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC              20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE  AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 9 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE
            AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 10 of 14

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock
                (See Item 4(a))

                71,308 shares of Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

            71,308 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE
            AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9) 4.93% (see Item 4(b))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 078137-10-6               SC 13G                Page 11 of 14

Item 1.

(a)  Name of Issuer

            Bell Microproducts Inc., a California corporation (the "Company").

(b)         Address of Issuer's Principal Executive Offices
            1941 Ringwood Avenue
            San Jose, California 95131

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:   Cayman Islands, British West Indies

           Highbridge GP, LLC
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

CUSIP No. 078137-10-6               SC 13G                Page 12 of 14

           Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Glenn Dubin
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

Item 2(d)  Title of Class of Securities

       Common Stock, $0.01 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

       078137-10-6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a)   [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
          78o).

(b)   [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owned:

              Prior to the date of the filing of this statement, each Reporting Person may have been deemed the beneficial owner of (i) up to 1,476,580 shares of Common Stock issuable to Highbridge International LLC upon the conversion of 3.75% Convertible Subordinated Notes, Series B due March 5, 2024, issued by the Company, and (ii) 147,736 shares of Common Stock owned by Highbridge International LLC. Following a subsequent sale of Common Stock by Highbridge International LLC, the number of shares of Common Stock was reduced to and remains as of the date of this filing at 71,308.

              Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Corporation, Highbridge Capital Management, LLC, Highbridge Master L.P., Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.


       (b)    Percent of class:

              The Company's Form 10-Q filed on November 9, 2005,indicated there were 29,893,028 shares of Common Stock outstanding as of November 4, 2005. Therefore, based on the Company's outstanding shares of Common Stock plus the Common Stock issuable upon the conversion of the Convertible Subordinated Notes, Series B due March 5, 2024, issued by the Company, the Reporting Persons may have been deemed to beneficially own approximately 5.18% of the outstanding shares of Common Stock of the Company. Following a subsequent sale of Common Stock by Highbridge International LLC, as of the date of this filing, the Reporting Persons may be deemed to own approximately 4.93% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

       (c)    Number of shares as to which such person has:

              (i)       Sole power to vote or to direct the vote

CUSIP No. 078137-10-6               SC 13G                Page 13 of 14


              (ii)      Shared power to vote or to direct the vote

                        3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

                        71,308 shares of Common Stock

              (iii) Sole power to dispose or to direct the disposition of

                        0

              (iv) Shared power to dispose or to direct the disposition of

                        3.75% Convertible Subordinated Notes, Series B due March 5, 2024 convertible into 1,476,580 shares of Common Stock (See Item 4(a))

                        71,308 shares of Common Stock

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

       Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

       Not applicable.

Item 8.  Identification and Classification of Members of the Group

       See Exhibit I.


Item 9.  Notice of Dissolution of Group

       Not applicable.

Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of November 18, 2005, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 078137-10-6               SC 13G                Page 14 of 14

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: November 18, 2005

HIGHBRIDGE INTERNATIONAL LLC                        HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                           By: Highbridge GP, Ltd.
Name: Howard Feitelberg                                 its General Partner
Title: Director



                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE CAPITAL CORPORATION                      HIGHBRIDGE CAPITAL L.P.

                                                    By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                               its General Partner
Name: Howard Feitelberg
Title: Controller


                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE GP, LTD.                                 HIGHBRIDGE GP, LLC


                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
By: /s/ Clive Harris                                Title: Director
Name: Clive Harris
Title: Director
HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                                    /s/ Glenn Dubin
                                                    GLENN DUBIN
By: /s/ Carolyn Rubin
Name: Carolyn Rubin
Title: Deputy General Counsel




/s/ Henry Swieca

HENRY SWIECA

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Bell Microproducts Inc., a California corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of November 18, 2005

HIGHBRIDGE INTERNATIONAL LLC                        HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                           By: Highbridge GP, Ltd.
Name: Howard Feitelberg                                 its General Partner
Title: Director



                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE CAPITAL CORPORATION                      HIGHBRIDGE CAPITAL L.P.

                                                    By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                           its General Partner
Name: Howard Feitelberg
Title: Controller


                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE GP, LTD.                                 HIGHBRIDGE GP, LLC


                                                    By: /s/ Clive Harris
                                                    Name: Clive Harris
By: /s/ Clive Harris                                Title: Director
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                                    /s/ Glenn Dubin
                                                    GLENN DUBIN
By: /s/ Carolyn Rubin
Name: Carolyn Rubin
Title: Deputy General Counsel




/s/ Henry Swieca

HENRY SWIECA